UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 16, 2026

CYBERLOQ TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-56264	26-2118480
(Commission File Number)	(IRS Employer Identification No.)

4837 Swift Road Suite 210-1, Sarasota, FL	34231
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (612) 961-4536

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CLOQ	OTCQB

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 12, 2026, Cyberloq Technologies, Inc. (the “Company”) entered into amended, restated, and consolidated promissory notes (collectively, the “Restated Notes”) with all holders of the Company’s convertible notes. Each Restated Note amends, restates, consolidates, supersedes, and replaces the applicable prior promissory notes of the relevant holder. The Restated Notes are not intended to constitute a novation of, or release, the applicable consolidated principal indebtedness.

Under the Restated Notes, the consolidated principal amount for each holder bears no ordinary interest from September 1, 2026 through September 1, 2028, is due and payable in cash on September 1, 2028, and will bear default interest at a rate of 12% per annum beginning September 2, 2028 if not paid when due.

The Restated Notes also provide for the conversion of accrued and unpaid interest through and including August 31, 2026 into shares of the Company’s common stock at a conversion price of $0.10 per share, subject to the applicable Restated Note and satisfaction of applicable issuance requirements. Upon issuance of the interest-conversion shares, all other conversion rights under the applicable prior notes are waived and terminated as provided in the applicable Restated Note.

As a result of the Restated Notes and the termination of those prior conversion rights, the Company will have no outstanding convertible debt once the shares due under the Restated Notes are issued.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 16, 2026, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Nevada Secretary of State (the “Article 3 Amendment”). The Article 3 Amendment amends and restates Article 3 of the Company’s Articles of Incorporation.

Before the Article 3 Amendment, Article 3 authorized 300,000,000 shares of Common Stock, par value $0.001 per share, 30,000 shares of Series A Preferred Stock, par value $0.001 per share, and 50,000 shares of Series B Preferred Stock, par value $0.001 per share.

Following the effectiveness of the Article 3 Amendment, the Company is authorized to issue:

●	300,000,000 shares of Class A Voting Common Stock, par value $0.001 per share;
●	200,000,000 shares of Class B Non-Voting Common Stock, par value $0.001 per share;
●	30,000 shares of Series A Preferred Stock, par value $0.001 per share; and
●	50,000 shares of Series B Preferred Stock, par value $0.001 per share.

Upon the effectiveness of the Article 3 Amendment, each share of the Company’s Common Stock issued and outstanding immediately before the effectiveness was automatically redesignated as one share of Class A Voting Common Stock, without any action by the holder. The Article 3 Amendment does not alter the voting, economic, or other rights of the holders of the Company’s outstanding Common Stock immediately before its effectiveness, except for that redesignation.

The Class B Non-Voting Common Stock has no voting rights, and its holders are not entitled to receive notice of, attend, or vote at stockholder meetings. The Class B Non-Voting Common Stock has no conversion, exchange, or automatic-conversion rights; no right to dividends or other distributions; and no right to distributions or payments on liquidation, dissolution, or winding up. No shares of Class B Non-Voting Common Stock were issued at this time.

The foregoing description of the Article 3 Amendment is qualified in its entirety by reference to the text of the Article 3 Amendment, which is filed as Exhibit 3(i) to this Current Report on Form 8-K.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On September 15, 2026, the holders of a majority of the Company’s voting power approved by written consent, without a meeting, the amendment and restatement of Article 3 of the Company’s Articles of Incorporation described in Item 5.03 of this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

3.1	Amendment to Articles of Incorporation
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYBERLOQ TECHNOLOGIES, INC. (Registrant)

	By:	/s/ Christopher Jackson
Christopher Jackson, President

Date: September 16, 2026